Exhibit 1.1

WELLS FARGO & COMPANY

Wells Fargo & Company CoreNotesSM

Due Nine Months or More From Date of Issue

DISTRIBUTION AGREEMENT

October 31, 2003

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

4 World Financial Center Floor 15

New York, New York 10080

Dear Sirs and Mesdames:

Wells Fargo & Company, a Delaware corporation (the “Company”), confirms its agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Purchasing Agent”) with respect to the issuance and sale by the Company of its CoreNotesSM Due Nine Months or More From Date of Issue described herein (the “Notes”). The Notes are to be issued pursuant to an indenture (the “Senior Indenture”) dated as of July 21, 1999, as amended from time to time, between the Company and Citibank, N.A., as trustee (the “Senior Trustee”), or an indenture (the “Subordinated Indenture” and together with the Senior Indenture, referred to herein collectively as the “Indentures”) dated as of August 30, 1999, as amended from time to time, between the Company and Bank One Trust Company, N.A. (successor in interest to The First National Bank of Chicago), as trustee (the “Subordinated Trustee” and together with the Senior Trustee, referred to herein collectively as the “Trustees”). As of the date hereof, the Company has authorized the issuance and sale of up to U.S. $5,000,000,000 aggregate initial public offering price (or its equivalent, based upon the applicable exchange rate at the time of issuance, in such foreign currencies or foreign currency units as the Company shall designate at the time of issuance) of Notes through the Purchasing Agent pursuant to the terms of this Agreement. It is understood, however, that the Company may from time to time authorize the issuance of additional Notes and that such additional Notes may be sold through or to the Purchasing Agent pursuant to the terms of this Agreement, all as though the issuance of such Notes were authorized as of the date hereof.

This Agreement provides both for the sale of Notes by the Company directly to purchasers, in which case the Purchasing Agent will act as agent of the Company in soliciting Note purchases, and (as may from time to time be agreed to by the Company and the Purchasing Agent) to the Purchasing Agent as principal for resale to purchasers.

The Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (No. 333-103711), for the registration of securities, including the Notes, under the Securities Act of 1933, as amended (the “1933 Act”), and the offering thereof from time to time in accordance with Rule 415 of the rules and regulations of the SEC under the 1933 Act (the “1933 Act Regulations”). Such registration statement has been declared effective by the SEC and

“CoreNotes” is a service mark of Merrill Lynch & Co., Inc.

each of the Indentures has been qualified under the Trust Indenture Act of 1939, as amended (the “1939 Act”). Such registration statement (and any further registration statements which may be filed by the Company for the purpose of registering additional Notes and in connection with which this Agreement is included or incorporated by reference as an exhibit) and the prospectus constituting a part thereof relating to senior and subordinated debt securities, and any prospectus supplements relating to the Notes, including all documents incorporated therein by reference, as from time to time amended or supplemented by the filing of documents or amendments or supplements pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), or the 1933 Act or otherwise, are referred to herein as the “Registration Statement” and the “Prospectus”, respectively, except that if any revised prospectus shall be provided to the Purchasing Agent by the Company for use in connection with the offering of the Notes which is not required to be filed by the Company pursuant to Rule 424(b) of the 1933 Act Regulations, the term “Prospectus” shall refer to such revised prospectus from and after the time it is first provided to the Purchasing Agent for such use.

SECTION 1. Appointment as Purchasing Agent.

(a) Appointment of Purchasing Agent. Subject to the terms and conditions stated herein and subject to the reservation by the Company of the right to sell Notes directly on its own behalf, the Company hereby appoints the Purchasing Agent as the exclusive agent for the purpose of soliciting purchases of the Notes from the Company by others and agrees that, except as otherwise contemplated herein, whenever the Company determines to sell Notes directly to the Purchasing Agent as principal for resale to others, it will enter into a Terms Agreement (hereafter defined) relating to such sale in accordance with Section 3(b) hereof. No Notes that the Company has agreed to sell pursuant to this Agreement shall be deemed to have been purchased and paid for or sold by the Company until such Notes shall have been delivered to the purchaser thereof against payment by such purchaser. The Company agrees that it will not appoint any other agent to act on its behalf, or to assist it, in the placement of the Notes.

(b) Reasonable Efforts Solicitations; Right to Reject Offers. Upon receipt of instructions from the Company, the Purchasing Agent will use its reasonable efforts to solicit purchases of such principal amount of the Notes as the Company and the Purchasing Agent shall agree upon from time to time during the term of this Agreement, it being understood that the Company shall not approve the solicitation of purchases of Notes in excess of the amount which shall be authorized by the Company from time to time or in excess of the principal amount of Notes registered pursuant to the Registration Statement. The Purchasing Agent will have no responsibility for maintaining records with respect to the aggregate principal amount of Notes sold, or of otherwise monitoring the availability of Notes for sale under the Registration Statement. The Purchasing Agent will communicate to the Company, orally or in writing, each offer to purchase Notes, other than those offers rejected by the Purchasing Agent. The Purchasing Agent shall have the right, in its discretion reasonably exercised, to reject any proposed purchase of Notes, as a whole or in part, and any such rejection shall not be deemed a breach by the Purchasing Agent of this Agreement. The Company may accept or reject any proposed purchase of the Notes, in whole or in part.

(c) Solicitations as Agent; Purchases as Principal. In soliciting purchases of Notes on behalf of the Company and in performing its other obligations hereunder (other than with respect to any purchase by the Purchasing Agent as principal pursuant to a Terms Agreement), the Purchasing Agent shall act solely as agent for the Company and not as principal. The Purchasing Agent shall make reasonable efforts to assist the Company in obtaining performance by each purchaser whose offer to purchase Notes has been solicited by the Purchasing Agent and accepted by the Company; provided, however, that the Purchasing Agent shall not have any liability to the Company in the event any such purchase is not consummated for any reason. If the Company shall default on its obligation to deliver Notes to a purchaser whose offer it has accepted, the Company shall pay to the Purchasing Agent the commission it would have received had such sale been consummated and the Company shall hold the Purchasing Agent harmless against any other loss, claim or damage arising from or as a result of such default by the Company. The Purchasing Agent shall not have any obligation to purchase Notes from the Company as principal, but the Purchasing Agent may agree from time to time to purchase Notes as principal. Any such purchase of Notes by the Purchasing Agent as principal shall be made in accordance with Section 3(b) hereof.

(d) Reliance. The Company and the Purchasing Agent agree that any Notes the placement of which the Purchasing Agent arranges shall be placed by the Purchasing Agent, and any Notes purchased by the Purchasing Agent shall be purchased, in reliance on the representations, warranties, covenants and agreements of the Company contained herein and on the terms and conditions and in the manner provided herein.

SECTION 2. Representations and Warranties.

(a) The Company represents and warrants to the Purchasing Agent as of the date hereof, as of each date on which the Purchasing Agent solicits offers to purchase Notes at the request of the Company, the date of each acceptance by the Company of an offer for the purchase of Notes (whether through the Purchasing Agent as agent or to the Purchasing Agent as principal), as of the date of each delivery of Notes (whether through the Purchasing Agent as agent or to the Purchasing Agent as principal) (the date of each such delivery to the Purchasing Agent as principal being hereafter referred to as a “Settlement Date”), and as of any time that the Registration Statement or the Prospectus shall be amended or supplemented or there is filed with the SEC any document incorporated by reference into the Prospectus (each of the times referenced above being referred to herein as a “Representation Date”) as follows:

(i) Registration Statement and Prospectus. At the time the Registration Statement became effective, the Registration Statement complied in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and the 1939 Act and the rules and regulations of the SEC promulgated thereunder. Each of the Indentures complies in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and the 1939 Act and the rules and regulations of the SEC promulgated thereunder. The Registration Statement, at the time it became effective, did not, and at each time thereafter at which any amendment to the Registration Statement becomes effective or any Annual Report on Form 10-K is filed by the Company with the SEC and as of each Representation Date, will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus as of the date hereof does not, and as of each Representation Date will not, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to (A) that part of the Registration Statement which constitutes the Statements of Eligibility (Form T-1) under the Trust Indenture Act and (B) statements in or omissions from the Registration Statement or Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of the Purchasing Agent expressly for use in the Registration Statement or Prospectus.

(ii) Incorporated Documents. The documents incorporated by reference in the Prospectus, at the time they were or hereafter are filed with the SEC, complied or when so filed will comply, as the case may be, in all material respects with the requirements of the 1934 Act and the rules and regulations promulgated thereunder (the “1934 Act Regulations”), and, when read together and with the other information in the Prospectus, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(iii) Authorization and Validity of this Agreement, the Indentures and the Notes. This Agreement has been duly authorized and, upon execution and delivery by the Purchasing Agent, will be a valid and binding agreement of the Company; when the terms of a particular issuance of the Notes to the Purchasing Agent as principal have been established in accordance with the applicable Indenture, the related Terms Agreement, if any, will have been duly authorized and, upon execution and delivery by the Purchasing Agent, will be a valid and binding agreement of the Company; each of the Indentures has been duly authorized and, upon execution and delivery by the Senior Trustee or the Subordinated Trustee, as applicable, will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally, or by general equity principles, and except further as enforcement thereof may be limited by (A) requirements that a claim with respect to any Notes denominated other than in U.S. dollars (or a foreign currency or foreign currency unit judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (B) governmental authority to limit, delay or prohibit the making of payments in foreign currency or currency units or payments outside the United States; the establishment of the Wells Fargo & Company CoreNotesSM Program (the “Program”) has been duly authorized; when the terms of a particular issuance of the Notes have been established in accordance with the applicable Indenture, and such Notes are issued, authenticated and delivered pursuant to the provisions of this Agreement and the applicable Indenture against payment of the consideration therefor specified in the

Prospectus or pursuant to any Terms Agreement, the Notes will have been duly authorized, executed and delivered and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles, and except further as enforcement thereof may be limited by (i) requirements that a claim with respect to any Notes denominated other than in U.S. dollars (or a foreign currency or currency unit judgment in respect of such claim) be converted into U.S. dollars at a rate or exchange prevailing on a date determined pursuant to applicable law or (ii) governmental authority to limit, delay or prohibit the making of payments outside the United States; the Notes and the Indentures will be substantially in the form heretofore delivered to the Purchasing Agent and conform in all material respects to all statements relating thereto contained in the Prospectus; and the Notes will be entitled to the benefits provided by the applicable Indenture.

(iv) Investment Company Act of 1940. Neither the Company nor any subsidiary of the Company is subject to registration or regulation under the Investment Company Act of 1940, as amended.

(v) Legal Proceedings; Contracts. Except as may be set forth in the Registration Statement or Prospectus, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its subsidiaries, which might, in the opinion of the Company, result in any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, or might materially affect the properties or assets thereof; and there are no contracts or documents of the Company or any of its subsidiaries which are required to be filed as exhibits to the Registration Statement by the 1933 Act or by the 1933 Act Regulations which have not been so filed.

(b) Additional Certifications. Any certificate signed by any officer of the Company and delivered to the Purchasing Agent or to counsel for the Purchasing Agent in connection with an offering of Notes or the sale of Notes to the Purchasing Agent as principal shall be deemed a representation and warranty by the Company to the Purchasing Agent as to the matters covered thereby on the date of such certificate.

SECTION 3. Solicitations as Agent; Purchases as Principal; Suspension.

(a) Solicitations as Agent. On the basis of the representations and warranties herein contained, and subject to the terms and conditions herein set forth, the Purchasing Agent agrees, as agent of the Company, to use its reasonable efforts to solicit offers to purchase the Notes upon the terms and conditions set forth herein and in the Prospectus.

Unless the Company and the Purchasing Agent otherwise agree, the Company will pay the Purchasing Agent on the settlement date applicable to such Note a commission equal to the applicable percentage of the principal amount of each Note sold by the Company as a result of a solicitation made by the Purchasing Agent as set forth in Schedule A hereto or at a percentage negotiated at the time of sale; provided, however, that the maximum commission received by the Purchasing Agent will not exceed 8.00%.

The purchase price, interest rate, maturity date and other terms of the Notes shall be agreed upon by the Company and the Purchasing Agent and set forth in a pricing supplement to the Prospectus (a “Pricing Supplement”) to be prepared following each acceptance by the Company of an offer for the purchase of Notes. All Notes sold through the Purchasing Agent as agent will be sold at 100% of their principal amount unless otherwise agreed to by the Company and the Purchasing Agent.

(b) Purchases as Principal. Each sale of Notes to the Purchasing Agent as principal shall be made in accordance with the terms contained herein and pursuant to a separate agreement which will provide for the sale of such Notes to, and the purchase and reoffering thereof by, the Purchasing Agent. Each such separate agreement (which may be an oral agreement, if confirmed in writing by facsimile transmission or otherwise) between the Purchasing Agent and the Company is herein referred to as a “Terms Agreement”. Unless the context otherwise requires, each reference contained herein to “this Agreement” shall be deemed to include any applicable Terms Agreement between the Company and the Purchasing Agent. Each such Terms Agreement, whether oral or in writing, shall be with respect to such information (as applicable) as is specified in Exhibit A hereto. The Purchasing Agent’s commitment to purchase Notes as principal pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the principal amount of Notes to be purchased by the Purchasing Agent pursuant thereto, the price to be paid to the Company for such Notes (which, if not so specified in a Terms Agreement, shall be at a discount equivalent to the applicable commission set forth in Schedule A hereto), the time and place of delivery of and payment for such Notes, any provisions relating to rights of, and default by, purchasers acting together with the Purchasing Agent in the reoffering of such Notes, and such other provisions (including further terms of such Notes) as may be mutually agreed upon. The Purchasing Agent may utilize a selling or dealer group in connection with the resale of the Notes purchased and the Purchasing Agent may sell any such Notes to any dealers at a discount but, unless specified otherwise in the applicable Pricing Supplement, such discount allowed to any dealer shall not be in excess of the discount payable to the Purchasing Agent by the Company. Such Terms Agreement shall also specify the requirements for the officer’s certificate, opinions of counsel and comfort letter pursuant to Sections 7(a), 7(b) and 7(c) hereof.

With respect to any Notes sold by the Purchasing Agent to any dealers or other selling group members, (i) all such Notes sold by such dealers or other selling group members will be sold at the public offering price for such Notes as agreed to by the Company and the Purchasing Agent and (ii) the Purchasing Agent agrees to distribute to such dealers or other selling group members any fees (in the form of discounts or commissions) received from the Company with respect to any Notes which are sold to any dealers or selling group members for resale of the Notes, in such amounts and upon such terms as agreed to among the Purchasing Agent and such dealers or other selling group members.

(c) Administrative Procedures. The Company and the Purchasing Agent hereby agree to the administrative procedures with respect to the sale of Notes set forth in Annex A hereto (the “Procedures”). The Purchasing Agent and the Company agree to perform their respective duties and obligations as set forth in the Procedures.

(d) Suspension of the Program. The Company reserves the right, in its sole discretion, to suspend the Program commencing at any time for any period of time or permanently; provided, however, that any such suspension of the Program commencing at any time between the date of a Terms Agreement and the Settlement Date pertaining to such Terms Agreement shall not apply to such Terms Agreement and the Notes being sold pursuant thereto. Upon receipt of at least one business day’s prior notice from the Company, the Purchasing Agent will forthwith suspend solicitation of offers to purchase Notes from the Company, until such time as the Company has advised the Purchasing Agent that such solicitation may be resumed. While such solicitation is suspended, the Company shall not be required to deliver any certificates, opinions or comfort letters in accordance with Sections 7(a), (b) and (c) hereof; provided, however, that the Purchasing Agent shall not be required to resume soliciting offers to purchase Notes or enter into a Terms Agreement until the Company has delivered such certificates, opinions and comfort letters covering such period of suspension. For purposes of delivery of certificates, opinions and comfort letters in accordance with Sections 7(a), (b) and (c) hereof as required by the preceding sentence, to the extent such certificates, opinions and comfort letters relate to documents incorporated by reference in the Registration Statement and Prospectus, such certificates, opinions and comfort letters need only cover the Company’s latest Annual Report on Form 10-K filed with the SEC and incorporated by reference in the Registration Statement and Prospectus and any documents subsequently filed by the Company with the SEC and incorporated by reference in the Registration Statement and Prospectus at the time of delivery of such certificates, opinions and comfort letters.

SECTION 4. Covenants of the Company.

The Company covenants with the Purchasing Agent as follows:

(a) Notice of Certain Events. The Company will notify the Purchasing Agent immediately (i) of the effectiveness of any amendment to the Registration Statement, (ii) of the transmittal to the SEC for filing of any supplement to the Prospectus or any document to be filed pursuant to the 1934 Act which will be incorporated by reference in the Prospectus, (iii) of the receipt of any comments from the SEC with respect to the Registration Statement or the Prospectus, (iv) of any request by the SEC for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information and (v) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose. The Company will use reasonable efforts to notify the Purchasing Agent of any change in the rating assigned by any nationally recognized statistical rating organization to the Program or any debt securities (including the

Notes) of the Company, or the public announcement by any nationally recognized statistical rating organization that it has under surveillance or review, with possible negative implications, its rating of the Program or any such debt securities (including the Notes), or the withdrawal by any nationally recognized statistical rating organization of its rating of the Program or any such debt securities (including the Notes). The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

(b) Notice of Certain Proposed Filings. The Company will give the Purchasing Agent notice of its intention to file or prepare any additional registration statement with respect to the registration of additional Notes, any amendment to the Registration Statement or any amendment or supplement to the Prospectus (other than an amendment or supplement providing solely for a change in the interest rates of Notes), whether by the filing of documents pursuant to the 1934 Act, the 1933 Act or otherwise. The Company will not file any amendment or supplement to the Registration Statement or the Prospectus after the date of any Terms Agreement and prior to the related Settlement Date which shall be disapproved by the Purchasing Agent promptly after reasonable notice thereof unless in the opinion of counsel to the Company such amendment or supplement is required by law; provided, however, that the foregoing requirement shall not apply to any of the Company’s periodic filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act other than filings of Current Reports on Form 8-K (to which the foregoing requirement shall apply), copies of which filings the Company will cause to be delivered to the Purchasing Agent promptly after being transmitted for filing with the SEC. Neither the Purchasing Agent’s consent to, nor the Purchasing Agent’s delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

(c) Copies of the Registration Statement and the Prospectus. The Company will deliver to counsel for the Purchasing Agent one manually signed and as many conformed copies as requested of the Registration Statement (as originally filed) and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated by reference in the Prospectus). The Company will furnish to the Purchasing Agent, without charge, as many copies of the Prospectus (as amended or supplemented) as the Purchasing Agent shall reasonably request so long as the Purchasing Agent is required to deliver a Prospectus in connection with sales or solicitations of offers to purchase the Notes.

(d) Preparation of Pricing Supplements. The Company will prepare, with respect to any Notes to be sold through or to the Purchasing Agent pursuant to this Agreement, a Pricing Supplement with respect to such Notes in a form previously approved by the Purchasing Agent and will file such Pricing Supplement pursuant to Rule 424(b) under the 1933 Act not later than the time period specified therein.

(e) Revisions of Prospectus — Material Changes. Except as otherwise provided in subsection (k) of this Section, if at any time during the term of this Agreement any event shall occur or condition exist as a result of which it is necessary, in the reasonable opinion of counsel for the Purchasing Agent (communicated to the Company in writing) or counsel for the Company, to further amend or supplement the Prospectus in order that the Prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time the Prospectus is delivered to a purchaser, or if it shall be necessary, in the reasonable opinion of either such counsel (communicated to the Company in writing in the case of counsel for the Purchasing Agent), to amend or supplement the Registration Statement or the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, immediate notice shall be given by the Company, and confirmed in writing, to the Purchasing Agent to cease the solicitation of offers to purchase the Notes and to cease sales of any Notes the Purchasing Agent may then own as principal pursuant to a Terms Agreement, and the Company will promptly prepare and, subject to subsection (b) of this Section, file with the SEC such amendment or supplement, whether by filing documents pursuant to the 1934 Act, the 1933 Act or otherwise, as may be necessary to correct such untrue statement or omission or to make the Registration Statement and Prospectus comply with such requirements. Neither the Purchasing Agent’s request for, nor the Purchasing Agent’s delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

(f) Prospectus Revisions — Periodic Financial Information. Except as otherwise provided in subsection (k) of this Section, on or immediately after the date on which there shall be released to the general public interim financial statement information related to the Company with respect to each of the first three quarters of any fiscal year or preliminary financial statement information with respect to any fiscal year, the Company shall furnish such information to the Purchasing Agent, confirmed in writing.

(g) Earnings Statements. The Company will make generally available to its security holders as soon as practicable, but not later than 90 days after the close of the period covered thereby, an earnings statement or statements of the Company and its subsidiaries (in form complying with the provisions of Rule 158 under the 1933 Act) covering each twelve month period beginning, in each case, not later than the first day of the Company’s fiscal quarter next following the “effective date” (as defined in such Rule 158) of the Registration Statement with respect to each sale of Notes.

(h) Blue Sky Qualifications. The Company will arrange to qualify the Notes for offering and sale under the applicable securities laws of such states and other jurisdictions of the United States as the Purchasing Agent may designate, and will maintain such qualifications in effect for as long as may be required for the distribution of the Notes; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified. The Company will file such statements and reports as may be required by the laws of each jurisdiction in which the Notes have been qualified as above provided. The Company will promptly advise the Purchasing Agent of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes for sale in any such state or jurisdiction or the initiating or threatening of any proceeding for such purpose.

(i) 1934 Act Filings. The Company, during the period when the Prospectus is required to be delivered under the 1933 Act, will, subject to subsection (b) of this Section, file promptly all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act.

(j) Stand-Off Agreement. If required pursuant to the terms of a Terms Agreement with the Purchasing Agent, during the period beginning on the date of any Terms Agreement and ending on the business day after the Settlement Date with respect to such Terms Agreement, the

Company will not, without the Purchasing Agent’s prior consent, offer or sell, announce the offering of or enter into any agreement to sell, any debt securities of the Company with terms substantially similar to those of the Notes which are the subject of such Terms Agreement (other than the Notes that are to be sold pursuant to such Terms Agreement and commercial paper in the ordinary course of business).

(k) Suspension of Certain Obligations. The Company shall not be required to comply with the provisions of subsections (e) or (f) of this Section during any period from the time (i) the Purchasing Agent shall have suspended solicitation of purchases of the Notes pursuant to a request from the Company and (ii) the Purchasing Agent shall not then have a legal obligation to deliver a prospectus with respect to the sale by it of Notes which it has acquired as principal pursuant to a Terms Agreement, to the time the Company shall determine that solicitation of purchases of the Notes should be resumed or the Purchasing Agent shall have such legal obligation to deliver a prospectus. Upon the request of the Company, the Purchasing Agent will inform the Company whether it has the legal obligation to deliver a prospectus with respect to the sale by it of Notes which it has acquired under a Terms Agreement.

SECTION 5. Conditions of Obligations.

The obligations of the Purchasing Agent to solicit offers to purchase the Notes as agent of the Company and any obligation of the Purchasing Agent to purchase Notes pursuant to a Terms Agreement will be subject to the accuracy of the representations and warranties on the part of the Company contained herein and to the accuracy of the statements of the Company’s officers made in any certificate furnished pursuant to the provisions hereof, to the performance and observance by the Company of all its covenants and agreements herein contained and to the following additional conditions precedent:

(a) Legal Opinions. On the date hereof and on such date as the comfort letter referred to in Section 5(c) hereof is delivered, the Purchasing Agent shall have received the following legal opinions, dated as of the date hereof or as of such date, as applicable, and in form and substance satisfactory to the Purchasing Agent:

1. Opinion of Company Counsel. The opinion of Mary E. Schaffner, Senior Counsel of the Company, or another of the Company’s lawyers satisfactory to the Purchasing Agent, to the effect that:

(i) The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

(ii) The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus, and is duly registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended; and each of Wells Fargo Bank Minnesota, National Association (“Wells Fargo Bank Minnesota”), and

Wells Fargo Bank, National Association (“Wells Fargo Bank”), is a national banking association authorized to transact the business of banking under the National Bank Act of 1864, as amended; and WFC Holdings Corporation (“WFC Holdings” and together with Wells Fargo Bank Minnesota and Wells Fargo Bank, the “Significant Subsidiaries”) is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware.

(iii) Each of the Company and the Significant Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction which requires such qualification wherein it owns or leases any material properties or conducts any material business, except where the failure to so qualify would not have any material adverse effect upon the business, condition or properties of the Company and its subsidiaries, taken as a whole.

(iv) All of the outstanding shares of capital stock of each Significant Subsidiary have been duly and validly authorized and issued and are fully paid and (except as provided in 12 U.S.C. §55 in the case of Wells Fargo Bank Minnesota and Wells Fargo Bank) nonassessable, and are directly or indirectly owned by the Company free and clear of any perfected security interest and, to the knowledge of such counsel, any other security interests, claims, liens or encumbrances. The Company’s authorized equity capitalization is as set forth in the Prospectus.

(v) This Agreement has been duly and validly authorized, executed and delivered by the Company.

(vi) Each of the Indentures has been duly and validly authorized, executed and delivered by the Company, and (assuming such Indenture has been duly authorized, executed and delivered by the Senior Trustee or the Subordinated Trustee, as applicable) constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equitable principles, and except further as enforcement thereof may be limited by (A) requirements that a claim with respect to any Notes denominated other than in U.S. dollars (or a foreign currency or foreign currency unit judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (B) governmental authority to limit, delay or prohibit the making of payments in foreign currency or currency units or the making of payments outside the United States.

(vii) The Notes are in due and proper form and have been duly established in conformity with Section 301 of the applicable Indenture. When the specific terms of an issue of Notes have been fixed by an authorized officer of the Company by executing and delivering to the Senior Trustee or the Subordinated Trustee, as applicable, an authentication certificate supplemental to an officers’ certificate, such Notes will be duly authorized for issuance, offer and sale pursuant to this Agreement and, when issued, authenticated and delivered pursuant to the provisions of this Agreement and the applicable Indenture against payment of the consideration therefor, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles, and except further as enforcement thereof may be limited by (A) requirements that a claim with respect to any Notes denominated other than in U.S. dollars (or a foreign currency or foreign currency unit judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (B) governmental authority to limit, delay or prohibit the making of payments in foreign currency or currency units or payments outside the United States; and each holder of Notes will be entitled to the benefits of the applicable Indenture.

(viii) The statements in the Prospectus (other than statements furnished in writing to the Company by or on behalf of the Purchasing Agent expressly for use therein) under the captions “Description of Debt Securities”, “Plan of Distribution”, “Description of Notes” and “Supplemental Plan of Distribution”, insofar as they purport to summarize certain provisions of documents or laws specifically referred to therein, are accurate summaries of such provisions or laws or of the sources from which such summaries were derived.

(ix) Each of the Indentures is qualified under the 1939 Act.

(x) The Registration Statement is effective under the 1933 Act and, to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act or proceedings therefor initiated or, to the knowledge of such counsel, threatened by the SEC; and any required filing of the Prospectus pursuant to Rule 424(b) will be made in the manner and within the time period required by Rule 424(b) under the 1933 Act.

(xi) The Registration Statement, the Prospectus and each amendment thereof or supplement thereto as of their respective effective or issue dates (other than financial statements and other financial and statistical data contained therein, other than statements furnished in writing to the Company by or on behalf of the Purchasing Agent and other than the Statements of Eligibility on Form T-1 included or incorporated by reference therein, as to which no opinion need be rendered) complied as to form in all material respects with the requirements of the 1933 Act, the 1939 Act and the regulations under each of those Acts.

(xii) To such counsel’s knowledge, there are no legal or governmental proceedings pending or threatened which are required to be disclosed in the Prospectus, other than those disclosed therein.

(xiii) Neither the execution and delivery of this Agreement or of the Indentures, nor the consummation by the Company of the transactions contemplated by this Agreement and the Notes nor the incurrence of the obligations therein contemplated, will conflict with or constitute a breach of, or default under, any indenture or other agreement or instrument to which the Company or any Significant Subsidiary is a party or bound and which constitutes a material contract and is set forth as an exhibit to the Company’s most recent Annual Report on Form 10-K or any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K or any other indenture or material agreement or instrument known to such counsel and to which the Company or any Significant Subsidiary is a party or bound, the breach of which would have a material adverse effect on the financial condition of the Company and its subsidiaries, taken as a whole, or violate any order or regulation known to such counsel to be applicable to the Company or any Significant Subsidiary of any court, regulatory body, administrative agency, governmental body, or arbitrator having jurisdiction over the Company or any Significant Subsidiary; nor will such action result in any violation of the provisions of the Certificate of Incorporation or By-Laws of the Company.

(xiv) To such counsel’s knowledge, there are no contracts, indentures, mortgages, loan agreements, notes, leases or other instruments or documents required to be described or referred to in the Registration Statement or to be filed as exhibits thereto other than those described or referred to therein or filed or incorporated by reference as exhibits thereto, and the descriptions thereof or references thereto are correct.

(xv) No consent, approval, authorization, order or decree of any court or governmental agency or body including the SEC is required for the consummation by the Company of the transactions contemplated by this Agreement, except such as may be required under the Blue Sky laws of any jurisdiction or regulations of the National Association of Securities Dealers, Inc. (“NASD”) in connection with the purchase and distribution of the Notes by the Purchasing Agent.

(xvi) Each document filed pursuant to the 1934 Act and incorporated by reference in the Prospectus complied when filed as to form in all material respects with the 1934 Act and the 1934 Act Regulations thereunder (other than financial statements and other financial and statistical data included therein, other than statements furnished in writing to the Company by or on behalf of the Purchasing Agent and other than the Statements of Eligibility on Form T-1 included or incorporated by reference therein, as to which no opinion need be rendered).

2. Opinion of Counsel to the Purchasing Agent. The opinion of Gibson, Dunn & Crutcher LLP, counsel to the Purchasing Agent, covering the matters referred to in subparagraph (1) under the subheadings (i), (v), (vi), (vii), (ix), (x) and (xi) above.

3. In giving the opinions required by subsection (a)(1) and (a)(2) of this Section, Ms. Schaffner (or such other of the Company’s lawyers) and Gibson, Dunn & Crutcher LLP shall each additionally state that such counsel has no reason to believe that the Registration Statement, or any amendment thereof, at the time it became effective (other than financial statements or other financial and statistical data contained therein and other than the Statements of Eligibility on Form T-1 included or incorporated by reference therein, as to which no statement need be made), contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading or that the Prospectus, as amended or supplemented at the date the opinion is being rendered or (if such opinion is being delivered in connection with a Terms Agreement pursuant to Section 7(b) hereof) at the date of any Terms Agreement and at the Settlement Date with respect thereto, as the case may be (other than financial statements or other financial and statistical data contained therein and other than the Statements of Eligibility on Form T-1 included or incorporated by reference therein, as to which no statement need be made), includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the opinion of Gibson, Dunn & Crutcher LLP shall take no exception for statistical data other than expertised statistical data.

4. In giving the opinions required by subsection (a)(1) of this Section as to matters involving the application of laws of the State of New York, and in giving the opinions required by subsection (a)(1)(xv) as to matters involving the application of the laws of the State of California, Ms. Schaffner (or such other of the Company’s lawyers) may rely upon the opinion of Gibson, Dunn & Crutcher LLP delivered pursuant to subsection (a)(2) of this Section.

(b) Officers’ Certificate. On the date hereof, the Purchasing Agent shall have received a certificate signed by any Senior Vice President or Executive Vice President and the principal financial or accounting officer of the Company (provided that no person shall sign such certificate in more than one official capacity) dated as of the date hereof, to the effect that (i) since the date of the most recent financial statements included in the Prospectus (or since the date of any applicable Terms Agreement), there has not been any material adverse change in the condition, financial or otherwise, or in the earnings, business, properties or business prospects of the Company and its subsidiaries, taken as a whole, whether or not arising in the ordinary course of business, except as set forth in or contemplated in the Prospectus, (ii) the representations and warranties of the Company contained in Section 2 hereof are true and correct with the same force and effect as though expressly made at and as of the date of such certificate, (iii) the Company has performed or complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the date of such certificate, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC.

(c) Comfort Letter. Prior to the solicitation of offers for or purchase of any Notes hereunder, the Purchasing Agent shall have received a comfort letter from KPMG LLP, dated as of a date agreed to by the Company and the Purchasing Agent.

(d) Other Documents. On the date hereof and on such date of delivery of the opinion referred to in Section 5(a)(2) hereof (and on each Settlement Date with respect to any applicable Terms Agreement), counsel to the Purchasing Agent shall have been furnished with such documents and opinions as such counsel may reasonably require for the purpose of enabling such counsel to pass upon the issuance and sale of Notes as herein contemplated and related proceedings, or in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of Notes as herein contemplated shall be satisfactory in form and substance to the Purchasing Agent and to counsel for the Purchasing Agent.

(e) Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, in the earnings, business, properties, results of operations or business prospects of the Company and its subsidiaries, taken as a whole, whether or not in the ordinary course of business, from that set forth in the Prospectus, as amended or supplemented as of the date of such solicitation or the date of such Terms Agreement that, in the judgment of the Purchasing Agent, is material and adverse and makes it, in the judgment of the Purchasing Agent, impracticable to proceed with the solicitation of offers to purchase Notes or the purchase by the Purchasing Agent of Notes from the Company pursuant to such Terms Agreement, as the case may be.

If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement (or, at the option of the Purchasing Agent, any applicable Terms Agreement) may be terminated by the Purchasing Agent by notice to the Company at any time and any such termination shall be without liability of any party to any other party, except that the covenant regarding provision of an earnings statement set forth in Section 4(g) hereof, the provisions concerning payment of expenses under Section 10 hereof, the indemnity and contribution agreement set forth in Sections 8 and 9 hereof, the provisions concerning the representations, warranties and agreements to survive delivery of Section 11 hereof and the provisions set forth in Sections 13, 14 and 15 hereof shall remain in effect.

SECTION	6. Delivery of and Payment for Notes Sold through the Purchasing Agent.

Delivery of Notes sold through the Purchasing Agent as agent shall be made by the Company to the Purchasing Agent for the account of any purchaser only against payment therefor in immediately available funds. In the event that a purchaser shall fail either to accept delivery of or to make payment for a Note on the date fixed for settlement, the Purchasing Agent shall promptly notify the Company and deliver the Note to the Company, and, if the Purchasing Agent has theretofore paid the Company for such Note, the Company will promptly return such funds to the Purchasing Agent. If such failure occurred for any reason other than default by the Purchasing Agent in the performance of its obligations hereunder, the Company will reimburse the Purchasing Agent on an equitable basis for its loss of the use of the funds for the period such funds were credited to the Company’s account.

SECTION 7. Additional Covenants of the Company.

The Company covenants and agrees with the Purchasing Agent that:

(a) Subsequent Delivery of Certificates. Each time that the Registration Statement or the Prospectus shall be amended or supplemented (other than by a Pricing Supplement, and other than by filing a document incorporated by reference into the Prospectus (which is hereinafter addressed) or by an amendment or supplement which relates exclusively to an offering of securities other than the Notes) or, except as set forth in the next sentence, there is filed with the SEC any document incorporated by reference into the Prospectus, or (if required pursuant to the terms of a Terms Agreement) the Company sells Notes to the Purchasing Agent pursuant to a Terms Agreement, the Company shall furnish or cause to be furnished to the Purchasing Agent forthwith a certificate dated the date of filing with the SEC of such supplement or document, the date of effectiveness of such amendment, or the date of such sale, as the case may be, in form satisfactory to the Purchasing Agent to the effect that the statements contained in the certificate referred to in Section 5(b) hereof which were last furnished to the Purchasing Agent are true and correct at the time of such amendment, supplement, filing or sale, as the case may be, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 5(b), modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such certificate. If any document other than an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q is filed with the SEC and incorporated by reference into the Prospectus, the Purchasing Agent agrees that the Company will be required to deliver a certificate pursuant to this subsection only after delivery of such certificate is requested by the Purchasing Agent.

(b) Subsequent Delivery of Legal Opinions. Each time that the Registration Statement or the Prospectus shall be amended or supplemented (other than by a Pricing Supplement or by filing a document incorporated by reference into the Prospectus (which is hereinafter addressed) or solely for the inclusion of additional financial information, and other than by an amendment or supplement which relates exclusively to an offering of securities other than the Notes) or, except as set forth in the last sentence of this subsection, there is filed with the SEC any document incorporated by reference into the Prospectus, or (if required pursuant to the terms of a Terms Agreement) the Company sells Notes to the Purchasing Agent pursuant to a Terms Agreement, the Company shall furnish or cause to be furnished forthwith to the Purchasing Agent and to counsel to the Purchasing Agent a written opinion of the Senior Counsel of the Company, or other counsel satisfactory to the Purchasing Agent, dated the date of filing with the SEC of such supplement or document, the date of effectiveness of such amendment, or the date of such sale, as the case may be, in form and substance satisfactory to the Purchasing Agent, of the same tenor as the opinion referred to in Section 5(a)(1) hereof, but modified, as necessary, to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion; or, in lieu of such opinion, counsel last furnishing such opinion to the Purchasing Agent shall furnish the Purchasing Agent with a letter to the effect that the Purchasing Agent may rely on such last opinion to the same extent as though it was dated the date of such letter authorizing reliance (except that statements in such last opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such letter authorizing reliance). In giving the opinions required by this subsection as to matters involving the application of laws of the State of New York or the laws of the State of California, the Senior Counsel of the Company (or such other counsel) may rely upon an opinion of Gibson, Dunn & Crutcher LLP of the same tenor as the opinion referred to in Section 5(a)(2) hereof. If any document other than an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q is filed with the SEC and incorporated by reference into the Prospectus, the Purchasing Agent agrees that the Company will be required to deliver an opinion pursuant to this subsection only after delivery of such opinion is requested by the Purchasing Agent.

(c) Subsequent Delivery of Comfort Letters. Each time that the Registration Statement or the Prospectus shall be amended or supplemented to include additional financial information (other than by filing a document incorporated by reference into the Prospectus which is hereinafter addressed), or, except as set forth in the next sentence, there is filed with the SEC any document incorporated by reference into the Prospectus which contains additional financial information, or (if required pursuant to the terms of a Terms Agreement) the Company sells Notes to the Purchasing Agent pursuant to a Terms Agreement, the Company shall cause KPMG LLP (or such other of the Company’s independent auditors) forthwith to furnish the Purchasing Agent a letter, dated the date of effectiveness of such amendment, supplement or document with the SEC, or the date of such sale, as the case may be, in form satisfactory to the Purchasing Agent, of the same general tenor as the letter referred to in Section 5(c) hereof but modified to relate to the Registration Statement and Prospectus, as amended and supplemented to the date of such letter, and with such changes as may be necessary to reflect changes in the financial statements and other information derived from the accounting records of the Company; provided, however, that if the Registration Statement or the Prospectus is amended or supplemented solely to include financial information as of and for a fiscal quarter, KPMG LLP (or such other of the Company’s independent auditors) may limit the scope of such letter to the unaudited financial statements included in such amendment or supplement. If any document other than an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q is filed with the SEC and incorporated by reference into the Prospectus, the Purchasing Agent agrees that the Company will be required to cause KPMG LLP (or such other of the Company’s independent auditors) to deliver a comfort letter pursuant to this subsection only after delivery of such comfort letter is requested by the Purchasing Agent.

SECTION 8. Indemnification.

(a) Indemnification of the Purchasing Agent. The Company agrees to indemnify and hold harmless the Purchasing Agent and each person, if any, who controls the Purchasing Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, as originally filed or any amendment thereof, or the omission or alleged omission therefrom of a material fact necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in the Prospectus, or any amendment or supplement thereof, or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party to the extent set forth below, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage or liability; provided, however, that: (A) the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based on any such untrue statement or omission or such alleged untrue statement or omission made therein in reliance upon and in conformity with written information furnished to the Company by the Purchasing Agent expressly for use in the Registration Statement or the Prospectus and (B) with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from the Prospectus, the indemnity agreement contained in this subsection (a) shall not inure to the benefit of the Purchasing Agent (or any person controlling the Purchasing Agent), to the extent that the Prospectus was required to be delivered by the Purchasing Agent under the 1933 Act in connection with such purchase and was not so delivered within the time required by the 1933 Act and the rules thereunder and the untrue statement or omission of a material fact contained in the Prospectus was corrected in an amendment or supplement if the Company had previously furnished copies of the Prospectus as so amended or supplemented (exclusive of material incorporated by reference) to the Purchasing Agent in sufficient time for the Purchasing Agent to deliver the Prospectus as so amended or supplemented prior to the consummation of such purchase. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Indemnification of Company. The Purchasing Agent agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by the Purchasing Agent expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto).

(c) General. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either paragraph (a) or (b) of this Section 8, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing, and the indemnifying party shall be entitled to participate therein and, to the extent it shall wish, jointly, with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party). Any failure to so notify shall not affect any rights that may exist other than pursuant to this Section 8. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one identified separate firm (in addition to any identified local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Purchasing Agent in the case of parties to be indemnified pursuant to paragraph (a) of this Section 8 and by the Company in the case of parties to be indemnified pursuant to paragraph (b) of this Section 8. An indemnifying party shall not be liable for any settlement of any proceeding effected without its prior written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the indemnified party.

SECTION 9. Contribution.

(a) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 8 hereof is for any reason held to be unavailable to or insufficient to hold harmless the indemnified parties although applicable in accordance with its terms, the indemnifying party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the indemnified party, as incurred: (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Purchasing Agent, on the other hand, from the offering of the Notes to which such loss, liability, claim, damage or expense shall relate; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Purchasing Agent, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Purchasing Agent, on the other hand, in connection with such offering shall be deemed to be in the same respective proportions as the total net proceeds from the offering of such Notes (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Purchasing Agent in respect thereof. The relative fault of the Company, on the one hand, and the Purchasing Agent, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Purchasing Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section, each person, if any, who controls the Purchasing Agent within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as the Purchasing Agent, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as the Company.

(b) The Company and the Purchasing Agent agree that it would not be just or equitable if contribution pursuant to Section 9(a) hereof were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 9(a) hereof. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 9(a) hereof shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section, the Purchasing Agent shall not be required to contribute any amount in excess of the amount by which the total price at which the Notes referred to in Section 9(a) hereof that were offered and sold by or through the Purchasing Agent exceeds the amount of any damages that the Purchasing Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

SECTION 10. Payment of Expenses.

The Company will pay all expenses incident to the performance of its obligations under this Agreement, including:

(a) the preparation and filing of the Registration Statement and all amendments thereto and the Prospectus and any amendments or supplements thereto;

(b) the preparation, filing and reproduction of this Agreement;

(c) the preparation, printing, issuance and delivery of the Notes, including any fees and expenses relating to the use of book-entry notes;

(d) the fees and disbursements of the Company’s accountants and counsel, of the Senior Trustee and the Subordinated Trustee and their counsel, and of any Exchange Rate Agent;

(e) the reasonable fees and disbursements of counsel to the Purchasing Agent incurred in connection with establishment of, and updates to, the Program (it being understood that, unless otherwise agreed to by the Company and the Purchasing Agent, the Company will not pay the fees and expenses of counsel to the Purchasing Agent in connection with the transactions contemplated hereby (other than establishment of, and updates to, the Program));

(f) the qualification of the Notes under Blue Sky laws in accordance with the provisions of Section 4(h) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Purchasing Agent in connection therewith and in connection with the preparation of any Blue Sky Survey and any Legal Investment Survey;

(g) the printing and delivery to the Purchasing Agent in quantities as hereinabove stated of copies of the Registration Statement and any amendments thereto, and of the Prospectus and any amendments or supplements thereto, and the delivery by the Purchasing Agent of the Prospectus and any amendments or supplements thereto in connection with solicitations or confirmations of sales of the Notes;

(h) the preparation, printing, reproducing and delivery to the Purchasing Agent of copies of the Indentures and all supplements and amendments thereto;

(i) any fees charged by rating agencies for the rating of the Program and/or the Notes;

(j) the fees and expenses, if any, incurred with respect to any filing with the NASD;

(k) any advertising and other out-of-pocket expenses of the Purchasing Agent incurred with the approval of the Company;

(l) the cost of providing any CUSIP or other identification numbers for the Notes; and

(m) the fees and expenses of any Depositary (as defined in the Indentures) and any nominees thereof in connection with the Notes.

SECTION	11. Representations, Warranties and Agreements to Survive Delivery.

All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto or thereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Purchasing Agent or any controlling person of the Purchasing Agent, or by or on behalf of the Company, and shall survive each delivery of and payment for any of the Notes.

SECTION 12. Termination.

(a) Termination of this Agreement. This Agreement (excluding any Terms Agreement) may be terminated for any reason, at any time, by either the Company or the Purchasing Agent upon the giving of 30 days’ written notice of such termination to the other party hereto.

(b) Termination of a Terms Agreement. The Purchasing Agent may terminate any Terms Agreement, in the Purchasing Agent’s absolute discretion, immediately upon notice to the Company, at any time prior to the Settlement Date relating thereto if there shall have occurred, since the date of such Terms Agreement, any (i) suspension or material limitation of trading generally on the New York Stock Exchange or a material disruption in settlement services in the United States, (ii) suspension of trading of any securities of the Company on any exchange or in any over-the-counter market, (iii) declaration of a general moratorium on commercial banking activities in California or New York by either Federal or state authorities, (iv) lowering of the rating assigned to any debt securities of the Company or the Program by any nationally-recognized securities rating agency or public announcement by any such rating agency that it has under surveillance or review, with possible negative consequences, its rating of any debt securities of the Company or the Program, or (v) outbreak or escalation of hostilities in which the United States is involved, declaration of war by Congress or change in financial markets or calamity or crisis, including, without limitation, an act of terrorism, that, in the judgment of the Purchasing Agent, is material and adverse and, in the case of any of the events described in clauses (i) through (v), such event, either alone or together with any other such event, makes it, in the judgment of the Purchasing Agent, impracticable to proceed with completion of the public offering of, or purchase of and payment for, the Notes.

(c) General. In the event of any such termination, none of the parties will have any liability to the other parties hereto, except that (i) the Purchasing Agent shall be entitled to any commission earned in accordance with the second paragraph of Section 3(a) hereof, (ii) if at the time of termination (a) the Purchasing Agent shall own any Notes purchased pursuant to a Terms Agreement with the intention of reselling them or (b) an offer to purchase any of the Notes has been accepted by the Company but the time of delivery to the purchaser or his agent of the Note or Notes relating thereto has not occurred, the covenants set forth in Sections 4 and 7 hereof shall remain in effect until such Notes are so resold or delivered, as the case may be, and (iii) the covenant set forth in Section 4(g) hereof, the provisions of Section 10 hereof, the indemnity and contribution agreements set forth in Sections 8 and 9 hereof, and the provisions of Sections 11 and 15 hereof shall remain in effect.

SECTION 13. Notices.

Unless otherwise provided herein, all notices required under the terms and provisions hereof shall be in writing, either delivered by hand, by mail or by telex, telecopier or telegram, and any such notice shall be effective when received at the address specified below.

If to the Company:

Wells Fargo & Company

444 Market Street

MAC: 0195-171

San Francisco, California 94111

If to the Purchasing Agent:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

4 World Financial Center Floor 15

New York, New York 10080

Attention: Transaction Management Group

Telecopy: (212) 449-2234

or at such other address as such party may designate from time to time by notice duly given in accordance with the terms of this Section 13.

SECTION 14. Governing Law.

This Agreement and all the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State.

SECTION 15. Parties.

This Agreement shall inure to the benefit of and be binding upon the Purchasing Agent and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Sections 8 and 9 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and respective successors and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Notes shall be deemed to be a successor by reason merely of such purchase.

If the foregoing is in accordance with the Purchasing Agent’s understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Purchasing Agent and the Company in accordance with its terms.

Very truly yours, WELLS FARGO & COMPANY

By:	/s/ Barbara S. Brett
Name: Barbara S. Brett Title: Assistant Treasurer

Accepted:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Scott G. Primrose
Authorized Signatory

SCHEDULE A

As compensation for the services of the Purchasing Agent hereunder, the Company shall pay it, on a discount basis, a commission for the sale of each Note equal to the principal amount of such Note multiplied by the appropriate percentage set forth below:

MATURITY RANGES	PERCENT OF PRINCIPAL AMOUNT
From 9 months to less than 2 years	0.200%

From 2 years to less than 3 years	0.400

From 3 years to less than 4 years	0.625

From 4 years to less than 5 years	0.750

From 5 years to less than 6 years	1.000

From 6 years to less than 7 years	1.100

From 7 years to less than 8 years	1.200

From 8 years to less than 9 years	1.300

From 9 years to less than 10 years	1.400

From 10 years to less than 11 years	1.500

From 11 years to less than 12 years	1.600

From 12 years to less than 15 years	1.750

From 15 years to less than 20 years	2.000

From 20 years to 30 years	2.500

More than 30 years	As agreed to by the Company and the Purchasing Agent at the time of sale

EXHIBIT A

WELLS FARGO & COMPANY

WELLS FARGO & COMPANY CORENOTESSM

TERMS AGREEMENT

            , 20

Wells Fargo & Company

444 Market Street

MAC: 0195 – 171

San Francisco, California 94111

Attention:

Re:    Distribution Agreement dated October 31, 2003 (the “Distribution Agreement”)

We agree to purchase your Notes having the following terms:

Principal Amount: $

(or principal amount of foreign currency)

Interest Rate:

If Original Issue Discount Zero Coupon Notes or Original Issue Discount Fixed Rate Notes, any terms required to be established by the Internal Revenue Code of 1986, as amended

If Foreign Currency Notes:

Interest rate or interest rate basis

Authorized denominations (including integral multiples) in the specified currency

Exchange rate agent

Specified currency account (if holder elects to receive payments in other than U.S. dollars by wire transfer)

“CoreNotes” is a service mark of Merrill Lynch & Co., Inc.

If Redeemable:

Redemption Date(s)

Redemption Price

Maturity Date

Purchase Price:     %

Price to Public:     %

Settlement Date and Time

Currency of Denomination

Currency of Payment

Payment of Expenses

Survivor’s Option

Additional Terms:

Also, in connection with the purchase of Notes by the Purchasing Agent as principal, agreement as to whether the following will be required:

Officers’ Certificate pursuant to Section 7(a) of the Distribution Agreement

Legal Opinion pursuant to Section 7(b) of the Distribution Agreement

Comfort Letter pursuant to Section 7(c) of the Distribution Agreement

Stand-off Agreement pursuant to Section 4(j) of the Distribution Agreement

The provisions of the Distribution Agreement applicable to purchases of Notes by the Purchasing Agent and the related definitions are incorporated by reference herein and shall be deemed to have the same force and effect as if set forth in full herein.

A-2

This Agreement is also subject to termination on the terms incorporated by reference herein.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By
Authorized Signatory

Accepted:

WELLS FARGO & COMPANY

By
Name:
Title:

A-3

ANNEX A

WELLS FARGO & COMPANY

Administrative Procedures for Wells Fargo & Company CoreNotesSM

Due Nine Months or More from Date of Issue

October 31, 2003

Wells Fargo & Company CoreNotesSM Due Nine Months or More from Date of Issue (the “Notes”) are being sold pursuant to a Distribution Agreement dated as of October 31, 2003, between Wells Fargo & Company (the “Company”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Distribution Agreement”). The Notes are offered on a continuing basis by the Company through Merrill Lynch, Pierce, Fenner & Smith Incorporated, as purchasing agent (the “Purchasing Agent”), which has agreed to use its reasonable efforts to solicit purchases of the Notes. The Notes are being resold by the Purchasing Agent to (i) customers of the Purchasing Agent or (ii) selected broker-dealers (the “Selling Group”) for distribution to their customers. The Notes will be either senior notes or subordinated notes and have been registered with the Securities and Exchange Commission (the “SEC”). Citibank, N.A. (the “Senior Trustee”) is the trustee under the senior indenture covering the senior notes and Bank One Trust Company, N.A. (the “Subordinated Trustee” and together with the Senior Trustee, the “Trustees”) is the trustee under the subordinated indenture (together with the senior indenture, the “Indentures”) covering the subordinated notes.

The Notes will be issued in book-entry form and represented by one or more fully registered global securities without coupons (each, a “Global Security”) held by, or on behalf of, The Depository Trust Company (“DTC”) or its nominee, and recorded in the book-entry system maintained by DTC. Owners of beneficial interests in a Global Security will be entitled to physical delivery of Notes issued in certificated form equal in principal amount to their respective beneficial interests only upon certain limited circumstances described in the applicable Indenture. In the event the Notes are issued in certificated form, the administrative procedures applicable to such certificated Notes will be determined and set forth at that time as may be deemed necessary.

Administrative procedures and specific terms of the offering are explained below. Administrative responsibilities and accountable document control and record-keeping responsibilities will be performed by the Company’s Treasurer’s Office.

“CoreNotes” is a service mark of Merrill Lynch & Co., Inc.

A-i

Certain duties of the Senior Trustee and the Subordinated Trustee hereunder may be performed by Wells Fargo Bank Minnesota, National Association, as Issuing, Paying and Authenticating Agent, and other duly appointed agents of the Senior Trustee or the Subordinated Trustee.

Notes will be issued in accordance with the administrative procedures set forth herein, as they may be subsequently amended. Subject to change based on the consent of the Company and the Purchasing Agent due to market conditions, changes in DTC’s operating procedures or otherwise, the administrative procedures set forth herein provide the general procedures for issuances of the Notes. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed thereto in the Prospectus Supplement dated October 31, 2003 and the accompanying Prospectus dated March 31, 2003, as amended or supplemented in the form most recently filed with the SEC pursuant to Rule 424 of the Securities Act of 1933, as amended (the “Prospectus Supplement”), or in the applicable Indenture.

A-ii

PROCEDURES FOR NOTES ISSUED IN BOOK-ENTRY FORM

In connection with the qualification of Notes for eligibility in the book-entry system maintained by DTC, the applicable Trustee will perform the custodial, document control and administrative functions described below, in accordance with the obligations under a Letter of Representations from the Company and the Paying Agent to DTC dated October 31, 2003, and a Medium-Term Note Certificate Agreement between the Paying Agent and DTC (the “Certificate Agreement”), dated May 14, 1991, and its obligations as a participant in DTC, including DTC’s Same-Day Funds Settlement system (“SDFS”).

Maturities:	Each Note will have a maturity of nine months or more from the date of issue (the “Stated Maturity Date”), as specified in the applicable Pricing Supplement, unless the principal of the Note, or any installment of principal, becomes due and payable prior to the Stated Maturity Date. This could happen by the declaration of acceleration of maturity, redemption at the option of the Company, or repayment upon exercise of the Survivor’s Option (as described in the Prospectus Supplement) at the option of the authorized representative of the estate of a deceased beneficial owner of a Note (“‘Authorized Representative”). The applicable Pricing Supplement will state whether the Notes are subject to redemption at the option of the Company or subject to repayment upon exercise of the Survivor’s Option at the option of an Authorized Representative, and, in the case of redemption, will specify the date or dates on which such redemption may be made.

Issuance:	All Notes having the same issue price, original issue date, Stated Maturity Date, interest rate, redemption provisions, if any, Survivor’s Option, if any, sinking fund provisions, if any, Interest Payment Dates and denominated in the same currency (collectively, “Terms”) will be represented initially by a single Global Security. Each Global Security will be dated and issued as of the date of its authentication by the applicable Trustee. Each interest-bearing Global Security will have an Interest Accrual Date, which will be (i) with respect to an original Global Security (or any portion thereof), its original issuance date (which will be the settlement date for the Notes represented by such Global Security) and (ii) with respect to any Global Security (or portion thereof) issued subsequently upon exchange of a Global Security or in lieu of a destroyed, lost or stolen Global Security, the most recent Interest Payment Date to which interest has been paid or duly provided for on the predecessor Global Security or Securities (or if no such payment or provision has been made, the original issuance date of the predecessor Global Security or Securities), regardless of the date of authentication of such subsequently issued Global Security. Unless otherwise indicated in the applicable Pricing Supplement, the first Interest Payment Date for a Global Security originally issued between a Record Date and the related Interest Payment Date shall be the Interest Payment Date immediately following the next succeeding Record Date.

Identification:	The Company has received from the CUSIP Service Bureau (the “CUSIP Service Bureau”) of Standard & Poor’s Corporation (“Standard & Poor’s”) one series of CUSIP numbers for the Senior Notes consisting of approximately 900 CUSIP numbers and one series of CUSIP numbers for the Subordinated Notes consisting of approximately 900 CUSIP numbers for future assignment to Global Securities representing Notes. The Company will provide DTC, the Senior Trustee and the Subordinated Trustee with a list of such CUSIP numbers. The Company will assign CUSIP numbers as described below under Settlement Procedure ”B”. DTC will notify the CUSIP Service Bureau periodically of the CUSIP numbers that the Company has assigned to Global Securities. The Senior Trustee or the Subordinated Trustee will notify the Company at any time when fewer than 100 of the reserved CUSIP numbers remain unassigned to Global Securities and the Company, if it deems necessary, will reserve additional CUSIP numbers for assignment to Global Securities representing Notes and will provide the Senior Trustee, the Subordinated Trustee and DTC with the list of additional CUSIP numbers so obtained.

Registration:	Unless otherwise specified by DTC, each Global Security will be registered in the name of CEDE & Co., as nominee for DTC, on the Security Register maintained under the applicable Indenture. The beneficial owner of a Note (i.e., an owner of a beneficial interest in a Global Security or one or more indirect participants in DTC designated by such owner) will designate one or more participants in DTC (with respect to such Note, the “Participants”) to act as agent or agents for such owner in connection with the book-entry system maintained by DTC, and DTC will record in book-entry form, in accordance with instructions provided by such Participants, a credit balance with respect to such Note in the account of such Participants. The ownership interest of such beneficial owner in such Note will be recorded through the records of such Participants or through the separate records of such Participants and one or more indirect participants in DTC.

Transfers:	Transfers of a Note will be accomplished by book entries made by DTC and, in turn, by Participants (and in certain cases, one or more indirect participants in DTC) acting on behalf of beneficial transferors and transferees of such Note.

Exchanges:	The Senior Trustee or the Subordinated Trustee, at the Company’s request, may deliver to DTC and the CUSIP Service Bureau at any time a written notice of consolidation specifying (a) the CUSIP numbers of two or more Global Securities outstanding on such date that represent Notes having the same Terms and for which interest has been paid to the same date; (b) a date, occurring at least 30 days after such written notice is delivered and at least 30 days before the next Interest Payment Date for the related Notes, on which such Global Securities shall be exchanged for a single replacement Global Security; and (c) a new CUSIP number, obtained from the Company, to be assigned to such replacement Global Security. Upon receipt of such a notice, DTC will send to its participants (including the applicable Trustee) a written reorganization notice to the effect that such exchange will occur on such date. Prior to the specified exchange date, the applicable Trustee will deliver to the CUSIP Service Bureau written notice setting forth such exchange date and the new CUSIP number and stating that, as of such exchange date, the CUSIP numbers of the Global Securities to be exchanged will no longer be valid. On the specified exchange date, the applicable Trustee will exchange such Global Securities for a single Global Security bearing the new CUSIP number, and the old CUSIP numbers and original issue dates. The CUSIP numbers of the exchanged Global Securities will, in accordance with CUSIP Service Bureau procedures, be cancelled and not immediately reassigned. Notwithstanding the foregoing, if the Global Securities to be exchanged exceed $400,000,000 in aggregate principal amount (or the equivalent in a Specified Currency (as defined below)) and the replacement Global Securities are to be deposited with DTC, one replacement Global Security will be authenticated and issued to represent each $400,000,000 (or the equivalent in a Specified Currency) of principal amount of the exchanged Global Securities and an additional Global Security will be authenticated and issued to represent any remaining principal amount of such Global Securities (See “Denominations” below).

Denominations:	Unless otherwise specified, Notes are subject to a minimum order of U.S. $1,000, and Global Securities representing Notes will be issued in denominations of U.S. $1,000 or any amount in excess which is an integral multiple of $1,000. Global Securities will be denominated in principal amounts not in excess of $400,000,000 (or the equivalent in a Specified Currency) if such Global Securities are to be deposited with DTC. If one or more Notes having an aggregate principal amount in excess of $400,000,000 (or the equivalent in a Specified Currency) would, but for the preceding sentence, be represented by a single Global Security, then one Global Security will be issued to represent each $400,000,000 (or the equivalent in a Specified Currency) principal amount of such Note or Notes and an additional Global Security will be issued to represent any remaining principal amount of such Note or Notes. In such a case, each of the Global Securities representing such Note or Notes shall be assigned the same CUSIP number.

Interest:	General. Each interest-bearing Note will bear interest from its date of issue at a fixed rate per annum, specified in the applicable Pricing Supplement, until the principal of the Note is repaid. Each payment of interest on a Note will include interest accrued through the day preceding, as the case may be, the Interest Payment Date or Maturity. Interest payable at Maturity of a Note, if any, will be payable to the Person to whom the principal of such Note is payable.

Holders of Notes denominated in a currency other than U.S. dollars (“Foreign Currency Notes”) will be paid in U.S. dollars, converted from the currency specified therein (the “Specified Currency”), in the manner specified in the Prospectus Supplement for interest on Notes denominated in U.S. dollars, unless such Holder elects to be paid in the Specified Currency, or as otherwise specified in the applicable Pricing Supplement.

Interest Payments. Interest on each interest-bearing Note will be payable either monthly, quarterly, semiannually or annually on each Interest Payment Date and at the Stated Maturity Date or, if applicable, earlier redemption or repayment, to the persons in whose names the Note is registered at the close of business on the first day of the calendar month in which the related Interest Payment Date occurs (the “Record Date”), except that the Record Date with respect to the Interest Payment Date occurring at Maturity will be such Interest Payment Date. The specific terms of each such Note will be set out in detail in the applicable Pricing Supplement. The “Interest Payment Dates” for Notes with the stated interest payment frequencies will be as follows:

	Interest Payment Frequency	Interest Payment Dates
	Monthly:	15th day of each calendar month, beginning in the first calendar month following the month in which the Note was issued.
	Quarterly:	15th day of every third month, beginning in the third calendar month following the month in which the Note was issued.
	Semiannually:	15th day of every sixth month, beginning in the sixth calendar month following the month in which the Note was issued.
	Annually:	15th day of every twelfth month, beginning in the twelfth calendar month following the month in which the Note was issued.

Calculation of Interest:	Interest on each Note (including payments for partial periods) will be calculated on the basis of a 360-day year of twelve 30-day months.

Business Day:	Unless defined otherwise in the applicable Pricing Supplement, “Business Day” means any day, other than a Saturday, Sunday, legal holiday or other day on which banking institutions in The City of New York or Minneapolis, Minnesota are authorized or required by law, regulation or executive order to close.

Redemption/Repayment:	Notes are subject to redemption or repayment prior to their Stated Maturity Date only as described in the Prospectus Supplement and the applicable Pricing Supplement.

Payments of Principal and Interest, if any:	Payments of Interest Only. Promptly after each Record Date, the applicable Trustee will deliver to the Company and DTC a written notice specifying by CUSIP number the amount of interest to be paid, if any, on each Global Security on the following Interest Payment Date (other than an Interest Payment Date coinciding with Maturity) and the total of such amounts. DTC will confirm the amount payable on each Global Security on such Interest Payment Date by reference to the daily bond reports published by Standard & Poor’s. On such Interest Payment Date, the Company will pay to the applicable Trustee in immediately available funds, and the applicable Trustee in turn will pay to DTC, such total amount of interest due (other than at Maturity) which is payable in U.S. dollars, at the times and in the manner set forth below under “Manner of Payment”. With respect to any Global Security for Foreign Currency Notes, if a Holder elects to receive payment of interest due on any such Note in the Specified Currency, the applicable Trustee shall make such interest payment directly to such Holder. If any Interest Payment Date for any Note is not a Business Day, the payment due on such day shall be made on the next succeeding Business Day and no additional interest shall accrue on such payment made on that next succeeding Business Day.

Payments at Maturity. On or about the first Business Day of each month, the applicable Trustee will deliver to the Company and DTC a written list of principal and interest, if any, to be paid on each Global Security representing Notes maturing or subject to redemption or repayment in the following month. The applicable Trustee, the Company and DTC will confirm the amounts of such principal and interest payments, if any, with respect to each Global Security on or about the fifth Business Day preceding the Maturity of such Global Security. At Maturity, the Company will pay to the applicable Trustee in immediately available funds, and the applicable Trustee in turn will pay to DTC, the principal of such Global Security, together with interest due, if any, at such Maturity, in each case which is payable in U.S. dollars, at the times and in the manner set forth below under “Manner of Payment”. With respect to any Global Security for Foreign Currency Notes, if a Holder elects to receive payment of the principal and interest, if any, due with respect to any such Note at such Maturity in the Specified Currency, the applicable Trustee shall make such interest payment directly to such Holder. If any Maturity of a Global Security is not a Business Day, the payment due on such day shall be made on the next succeeding Business Day and no additional interest shall accrue on such payment made on that next succeeding Business Day. Promptly after payment to DTC of the principal and interest due, if any, at Maturity of such Global Security and all other Notes represented by such Global Security, the applicable Trustee will mark the Global Security “paid”, send a fax copy of the paid Global Security directly to the Treasurer’s Office of the Company with an appropriate debit advice, and destroy such Global Security.

Manner of Payment. The total amount of principal and interest, if any, due on Global Securities on any Interest Payment Date or at Maturity shall be paid by the Company to the applicable Trustee in funds available for use by the applicable Trustee on such date. The Company will make such payment on such Global Securities by instructing the applicable Trustee to withdraw funds from an account maintained by the Company with Wells Fargo Bank Minnesota, N.A. The Company will confirm such instructions in writing to the applicable Trustee. For stated maturity, redemption, repayment and other principal payments: prior to 10:00 a.m., New York City time, on such date or as soon as possible thereafter, the applicable Trustee will pay by separate wire transfer (using Fedwire message entry instructions in a form previously specified by DTC) to an account at the Federal Reserve Bank of New York previously specified by DTC, in funds available for immediate use by DTC, each payment of principal and interest, if any, due in U.S. dollars on a Global Security on such date. For interest payments (other than at

Maturity): the applicable Trustee will pay DTC each payment of interest in U.S. dollars in same-day funds in accordance with existing arrangements between the applicable Trustee and DTC. Thereafter for all payments on such date, DTC will pay, in accordance with its SDFS operating procedures then in effect, such amounts in funds available for immediate use to the respective Participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Security as are recorded in the book-entry system maintained by DTC. Neither the Company nor the applicable Trustee shall have any direct responsibility or liability for the payment in U.S. dollars by DTC of the principal of or interest, if any, on, the Notes to such Participants.

Withholding Taxes. The amount of any taxes required under applicable law to be withheld from any interest payment on a Note will be determined and withheld by the Participant, indirect participant in DTC or other Person responsible for forwarding payments and materials directly to the beneficial owner of such Note.

MLX Website:	The Purchasing Agent will provide the Company with access to the Purchasing Agent’s MLX Website (the “Website”), on which the Purchasing Agent shall make offers to purchase Notes as principal or as agent and to which the Selling Group members will have access. Access to the Website will require a password or other security procedures in order to avoid unauthorized access to the Website. The Company is responsible for keeping confidential any such password or security procedures provided to the Company.

Procedure for Posting:

The Company and the Purchasing Agent will discuss, from time to time, potential terms to be borne by a tranche of Notes that may be sold as a result of the solicitation of orders by the Purchasing Agent (a “Tranche”). If the Company decides to set the terms of one or more Tranches in respect of which the Purchasing Agent is to solicit orders (the setting of such proposed terms of a Tranche to be referred to herein as a “Posting”) or if the Company decides to change any terms included in one or more Postings previously posted (including, without limitation, a change in interest rate included therein), the Company will promptly advise the Purchasing Agent, and the Purchasing Agent will promptly display the Posting or revised Posting, as the case may be, on the Website. A Posting may only be modified by the Company. A Posting shall include, with respect to each Tranche, the following terms:

1.      Interest Rate;

2.      Interest payment frequency and initial Interest Payment Date;

3.      Trade Date;

4.      Settlement Date;

5.      Stated Maturity Date;

6.      Price to Public;

7.      Purchase Price;

8.      Purchasing Agent’s discount or commission determined pursuant to the Distribution Agreement;

9.      If a Note is redeemable at the option of the Company, the date or dates on and after which such Note may be redeemed;

10.    Whether the Note has the Survivor’s Option (as described in the Prospectus Supplement);

11.    If a discount note, the total amount of original issue discount, the yield to maturity and the initial accrual period of original issue discount; and

12.    Such other terms as are necessary to complete the applicable form of Note.

The Company will assign a separate CUSIP number for each Tranche that is the subject of a Posting, and will so advise and notify the applicable Trustee and Purchasing Agent of said assignment by telephone and/or by electronic transmission (including facsimile or e-mail transmission).

Offering of Notes:	In the event that there is a Posting displayed on the Website, the Purchasing Agent, along with the Selling Group, will solicit offers to purchase each Tranche that is the subject of a Posting accordingly. The Purchasing Agent will make available to the Company for viewing on the Website on a daily basis the status of the activity of the Purchasing Agent and the Selling Group in soliciting offers to purchase each Tranche of Notes that is the subject of a Posting.

Offers:	No later than 12:00 p.m. (New York City time) on the fourth day subsequent to the day on which such Posting occurs, or if such fourth day is not a Business Day, on the preceding Business Day, or on such other Business Day and time as shall be mutually agreed upon by the Company and the Purchasing Agent (any such day, a “Trade Date”), the Purchasing Agent may make an offer to purchase Notes for one or more Tranches that are the subject of a Posting. The procedures for making, accepting or rejecting offers set forth under “Preparation of Pricing Supplement” below will be followed unless the Company notifies the Purchasing Agent by 5:00 p.m. (New York City time) on the Business Day prior to the Trade Date that the Company will prepare the Pricing Supplement with respect to a particular Tranche that is the subject of a Posting. If the Company so notifies the Purchasing Agent, then the procedures for making, accepting or rejecting offers set forth under “Company Prepared Pricing Supplement” below will be followed with respect to such Tranche.

Preparation of Pricing Supplement:

With respect to any offer by the Purchasing Agent to purchase Notes for a Tranche that is the subject of a Posting with respect to which the Company has not notified the Purchasing Agent that the Company will prepare the Pricing Supplement, such offer will take the form of a draft Pricing Supplement to the Prospectus Supplement (as then amended or supplemented) prepared by the Purchasing Agent on the Company’s behalf, and displayed on the Website (the “Draft Pricing Supplement”). Such Draft Pricing Supplement will reflect the terms included in the Posting for such Tranche plus the principal amount of Notes of such Tranche offered to be purchased.

Upon display of a Draft Pricing Supplement on the Website, the Company has the sole right to accept the Draft Pricing Supplement and may reject the Draft Pricing Supplement. If the Company does not accept such Draft Pricing Supplement by 5:00 p.m. (New York City time) on the Trade Date, then the Company will be deemed to have rejected the offer to purchase the Notes that are the subject of such Draft Pricing Supplement. If the Company approves the Draft Pricing Supplement, the Company will be deemed to have accepted the offer to purchase the Notes that are the subject of such Draft Pricing Supplement. Such Draft Pricing Supplement will constitute the Pricing Supplement prepared by the Company for such Notes for all purposes under the Distribution Agreement. Such acceptance will also constitute an acknowledgement by the Company to the Purchasing Agent that the Pricing Supplement made available to the Company by means of the Website is in proper form and will constitute delivery by the Company to the Purchasing Agent of such Pricing Supplement for use in connection with sales of Notes by the Purchasing Agent. Acceptance by the Company of a Pricing Supplement will be an irrevocable agreement to sell the Notes that are the subject of such Pricing Supplement, subject to the terms of the Distribution Agreement. The Company acknowledges that the initial preparation of the Pricing Supplement by the Purchasing Agent will not alter any of the obligations of the Company under the Distribution Agreement as to such Pricing Supplement.

If Notes are purchased by the Purchasing Agent as principal, the Company’s acceptance of a Pricing Supplement, together with the Purchasing Agent’s offer described in the section “Offers” above, shall constitute a Terms Agreement.

Company Prepared Pricing Supplement:	With respect to any offer by the Purchasing Agent to purchase Notes for a Tranche that is the subject of a Posting with respect to which the Company has notified the Purchasing Agent that the Company will prepare the Pricing Supplement, such offer will take the form of a term sheet (the “Term Sheet”) delivered by the Purchasing Agent to the Company. Such Term Sheet may be delivered by the Purchasing Agent to the Company orally or in writing (including by e-mail or facsimile). Such Term Sheet will reflect the terms included in the Posting for such Tranche plus the principal amount of Notes of such Tranche offered to be purchased.

Upon receipt of a Term Sheet from the Purchasing Agent, the Company has the sole right to accept the Term Sheet and may reject the Term Sheet. The Company shall communicate its acceptance of the Term Sheet to the Purchasing Agent orally or in writing (including by e-mail or facsimile). If the Company does not accept such Term Sheet by communicating its acceptance to the Purchasing Agent by 5:00 p.m. (New York City time) on the Trade Date, then the Company will be deemed to have rejected the offer to purchase the Notes that are the subject of such Term Sheet. Delivery by the Company of an acceptance of a Term Sheet will be an irrevocable agreement to sell the Notes that are the subject of such Term Sheet, subject to the terms of the Distribution Agreement. In the event that the Company accepts such Term Sheet, the Company will prepare a Pricing Supplement to the Prospectus Supplement (as then amended or supplemented) (the “Company Prepared Pricing Supplement”) that will reflect the terms set forth in the Term Sheet and deliver such Company Prepared Pricing Supplement to the Purchasing Agent in PDF form as soon as possible but no later than 5:00 p.m. (New York City time) on the Trade Date. If the Company expects a Company Prepared Pricing Supplement to contain disclosure other than the terms of a particular Tranche of Notes as set forth in the Term Sheet, the Company shall use reasonable efforts to provide a draft of such disclosure to the Purchasing Agent at least one Business Day prior to the Trade Date. Such Company Prepared Pricing Supplement will constitute a Pricing Supplement prepared by the Company for all purposes under the Distribution Agreement.

If Notes are purchased by the Purchasing Agent as principal, the Company’s acceptance of a Term Sheet, together with the Purchasing Agent’s offer described in the section “Offers” above, shall constitute a Terms Agreement.

Delivery and Filing of Pricing Supplement:	In the event that the Company accepts an offer by the Purchasing Agent to purchase Notes that are the subject of a Pricing Supplement, such Pricing Supplement in PDF form will be sent by e-mail to the Purchasing Agent at the e-mail address(es) specified by the Purchasing Agent and to any dealer(s) at the e-mail address(es) specified by such dealer(s). In addition, the Pricing Supplement will be sent by e-mail to the financial printer of the Company for filing with the SEC. The Company will timely electronically file the Pricing Supplement with the SEC in accordance with the applicable paragraph of Rule 424.

The Purchasing Agent or Selling Group member, as applicable, will cause such Pricing Supplement, together with a copy of the Prospectus Supplement, to accompany each written confirmation of a sale sent to the purchaser of the Notes sold by the Purchasing Agent or Selling Group member, as applicable, or his agent.

Settlement:	The receipt of immediately available funds by the Company in payment for Notes and the authentication and issuance of the Global Security representing such Notes shall constitute “Settlement” with respect to such Notes. All orders accepted by the Company will be settled generally within three Business Days pursuant to the timetable for Settlement set forth below, unless the Company and the purchaser agree to Settlement on a later date, and shall be specified upon acceptance of such offer; provided, however, in all cases the Company will notify the applicable Trustee on the date issuance instructions are given.

Settlement Procedures:	In the event of a purchase of Notes by the Purchasing Agent, as principal, appropriate Settlement details, if different from those set forth below, will be agreed upon by the Purchasing Agent and the Company from time to time. Settlement Procedures with regard to each Note sold by the Purchasing Agent, as agent for the Company, shall be as follows:

A. The Company and the Purchasing Agent will complete the procedures described above under the heading “Preparation of Pricing Supplement” or “Company Prepared Pricing Supplement”, as applicable.

B.     The Company will confirm the previously assigned CUSIP number to the Global Security representing such Note and then advise the applicable Trustee by telephone (which may be confirmed in writing at any time on the same date) or by electronic transmission (including facsimile or e-mail transmission) of the information described above in paragraphs numbers 1 though 12 under the heading “Procedure for Posting” and the principal amount of such Note to be issued (collectively, the “Note Sale Information”), and the assigned CUSIP number. Each such communication by the Company and each acceptance of a Draft Pricing Supplement or a Term Sheet, as applicable, relating to such Note by the Company will be deemed to constitute a representation and warranty by the Company to the applicable Trustee and the Purchasing Agent, respectively, that (i) such Note is then, and at the time of issuance and sale thereof will be, duly authorized for issuance and sale by the Company; (ii) such Note, and the Global Security representing such Note, will conform with the terms of the applicable Indenture; and (iii) upon authentication and delivery of the Global Security representing such Note, the aggregate principal amount of all Notes issued under the applicable Indenture will not exceed the aggregate principal amount of Notes authorized for issuance at such time by the Company.

C. The applicable Trustee will communicate to DTC and the Purchasing Agent through DTC’s Participant Terminal System, a pending deposit message specifying the following Settlement information:

1. The Note Sale Information;

2. The numbers of the participant accounts maintained by DTC on behalf of the applicable Trustee and the Purchasing Agent;

3.      The initial Interest Payment Date for such Note, the number of days by which such date succeeds the related DTC record date (which term means the Record Date), and if then calculated, the amount of interest payable on such Initial Interest Payment Date (which amount shall have been confirmed by the applicable Trustee);

4. The CUSIP number of the Global Security representing such Note;

5. The frequency of interest; and

6. Whether such Global Security represents any other Notes issued or to be issued (to the extent then known).

DTC will arrange for each pending deposit message described in this Settlement Procedure “C” to be transmitted to Standard & Poor’s which will use the information in the message to include certain terms of the related Global Security in the appropriate daily bond report published by Standard & Poor’s.

D. DTC will credit such Note to the participant account of the applicable Trustee maintained by DTC.

E. The applicable Trustee will complete and deliver a Global Security representing such Note in a form that has been approved by the Company, the Purchasing Agent and the applicable Trustee.

F. The applicable Trustee will authenticate the Global Security representing such Note and maintain possession of such Global Security.

G.     The applicable Trustee will enter an SDFS deliver order through DTC’s Participant Terminal System instructing DTC to (i) debit such Note to the applicable Trustee’s participant account and credit such Note to the participant account of the Purchasing Agent maintained by DTC and (ii) debit the settlement account of the Purchasing Agent and credit the settlement account of the applicable Trustee maintained by DTC, in an amount equal to the price of such Note less the Purchasing Agent’s discount or commission. The entry of such a deliver order shall be deemed to constitute a representation and warranty by the applicable Trustee to DTC that (a) the Global Security representing such Note has been issued and authenticated and (b) the applicable Trustee is holding such Global Security pursuant to the Certificate Agreement.

H.     The Purchasing Agent will enter an SDFS deliver order through DTC’s Participant Terminal System instructing DTC to (i) debit such Note to the Purchasing Agent’s participant account and credit such Note to the participant accounts of the Participants to whom such Note is to be credited maintained by DTC and (ii) debit the settlement accounts of such Participants and credit the settlement account of the Purchasing Agent maintained by DTC, in an amount equal to the price of the Note so credited to their accounts.

I.       Transfers of funds in accordance with SDFS deliver orders described in Settlement Procedures “G” and “H” will be settled in accordance with SDFS operating procedures in effect on the Settlement Date.

J.      The applicable Trustee will credit to such account as the Company shall have previously specified the funds available for immediate use in an amount equal to the amount credited to the applicable Trustee’s DTC participant account in accordance with Settlement Procedure “G”.

K. The applicable Trustee will send a copy of the Global Security representing such Note by first-class mail to the Company.

L.     The Purchasing Agent will confirm the purchase of each Note to the purchaser thereof either by transmitting to the Participant to whose account such Note has been credited a confirmation order through DTC’s Participant Terminal System or by mailing a written confirmation to such purchaser. In all cases the applicable Pricing Supplement and the Prospectus Supplement as most recently amended or supplemented must accompany or precede such confirmation.

M.    The applicable Trustee will send to the Company a statement setting forth the principal amount of Notes outstanding as of that date under the applicable Indenture and setting forth the CUSIP number(s) assigned to, and a brief description of, any orders which the Company has advised the applicable Trustee but which have not yet been settled.

Settlement Procedures Timetable:	In the event of a purchase of Notes by the Purchasing Agent, as principal, appropriate Settlement details, if different from those set forth below, will be agreed upon by the Purchasing Agent and the Company from time to time.

For orders of Notes solicited by the Purchasing Agent, as agent, and accepted by the Company, Settlement Procedures “A” through “M” shall be completed as soon as possible but not later than the respective times (New York City time) set forth below:

	Settlement Procedure	Time
	A	5:00 p.m. on the Trade Date.
	B	5:00 p.m. on the Trade Date.
	C	2:00 p.m. on the Business Day immediately preceding the Settlement Date.
	D	10:00 a.m. on the Settlement Date.
	E	12:00 p.m. on the Settlement Date.
	F	12:30 p.m. on the Settlement Date.
	G-H	2:00 p.m. on the Settlement Date.
	I	4:45 p.m. on the Settlement Date.
	J-L	5:00 p.m. on the Settlement Date.
	M	On the first Business Day of each month or at the request of the Company.

NOTE: The applicable Pricing Supplement and the Prospectus Supplement as most recently amended or supplemented must accompany or precede any written confirmation given to the purchaser (Settlement Procedure “L”). Settlement Procedure “I” is subject to extension in accordance with any extension Fedwire closing deadlines and in the other events specified in the SDFS operating procedures in effect on the Settlement Date.

If Settlement of a Note is rescheduled or cancelled, the applicable Trustee will deliver to DTC, through DTC’s Participant Terminal System, a cancellation message to such effect by no later than 2:00 p.m., New York City time, on the Business Day immediately preceding the scheduled Settlement Date.

Fails:	If the applicable Trustee fails to enter an SDFS deliver order with respect to a Note pursuant to Settlement Procedure “G”, the applicable Trustee may deliver to DTC, through DTC’s Participant Terminal System, as soon as practicable a withdrawal message instructing DTC to debit such Note to the participant account of the applicable Trustee maintained at DTC. DTC will process the withdrawal message, provided that such participant account contains Notes having the same terms and having a principal amount that is at least equal to the principal amount of such Note to be debited. If withdrawal messages are processed with respect to all the Notes issued or to be issued represented by a Global Security, the applicable Trustee will cancel such Global Security in accordance with the applicable Indenture, make appropriate entries in its records and so advise the Company. The CUSIP number assigned to such Global Security shall, in accordance with CUSIP Service Bureau procedures, be cancelled and not immediately reassigned. If withdrawal messages are processed with respect to one or more, but not all, of the Notes represented by a Global Security, the applicable Trustee will exchange such Global Security for two Global Securities, one of which shall represent such Notes and shall be cancelled immediately after issuance, and the other of which shall represent the remaining Notes previously represented by the surrendered Global Security and shall bear the CUSIP number of the surrendered Global Security. If the purchase price for any Note is not timely paid to the Participants with respect to such Note by the beneficial purchaser thereof (or a person, including an indirect participant in DTC, acting on behalf of such purchaser), such Participants and, in turn, the Purchasing Agent may enter SDFS deliver orders through DTC’s Participant Terminal System reversing the orders entered pursuant to Settlement Procedures “G” and “H”, respectively.

Thereafter, the applicable Trustee will deliver the withdrawal message and take the related actions described in the preceding paragraph. If such failure shall have occurred for any reason other than default by the Purchasing Agent in the performance of its obligations hereunder or under the Distribution Agreement, the Company will reimburse the Purchasing Agent on an equitable basis for its loss of the use of funds during the period when they were credited to the account of the applicable Trustee or the Company.

Notwithstanding the foregoing, upon any failure to settle with respect to a Note, DTC may take any actions in accordance with its SDFS operating procedures then in effect. In the event of a failure to settle with respect to one or more, but not all, of the Notes that were to have been represented by a Global Security, the applicable Trustee will provide, in accordance with Settlement Procedures “E” and “F”, for the authentication and issuance of a Global Security representing the other Notes to have been represented by such Global Security and will make appropriate entries in its records.

Suspension of Solicitation; Amendment or Supplement:	The Company’s Treasurer’s Office may instruct the Purchasing Agent to suspend solicitation of purchases at any time in accordance with the Distribution Agreement. Upon receipt of such instructions, the Purchasing Agent will forthwith suspend solicitation until such time as the Company’s Treasurer’s Office has advised it that solicitation of purchases may be resumed. If the Company decides to amend or supplement the Registration Statement or the Prospectus Supplement (other than to change rates), it will promptly advise the Purchasing Agent and will furnish the Purchasing Agent with the proposed amendment or supplement, all consistent with its obligations under the Distribution Agreement. In the event that at the time the Purchasing Agent suspends solicitation of purchases there shall be any orders for settlement outstanding, the Company will, consistent with its obligations under the Distribution Agreement, promptly advise the Purchasing Agent whether such orders may be settled and whether copies of the Prospectus Supplement as in effect at the time of the suspension may be delivered in connection with the settlement of such orders. The Company will have the sole responsibility for such decision and for any arrangements which may be made in the event that the Company determines that such orders may not be settled or that copies of such Prospectus Supplement may not be so delivered.